INCREDIMAIL LTD.
4 HaNechoshet Street
Tel Aviv, Israel 69710

February 11, 2009

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Mr. Mark Kronforst

Re:	IncrediMail Ltd. Form 20-F for Fiscal Year Ended December 31, 2007 Filed May 12, 2008, and as amended by Amendment No. 1 filed February 11, 2009 File No. 000-51694

Ladies and Gentlemen:

        In connection with the above-referenced filing, IncrediMail Ltd. (the “Company”) hereby acknowledges the following: (i) the Company is responsible for the adequacy and accuracy of the disclosure in the filing; (ii) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and (iii) the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely, INCREDIMAIL LTD. /s/ Yacov Kaufman —————————————— Yacov Kaufman Chief Financial Officer